                                  EXHIBIT 12.0


































                                  EXH 12.0

                    AFLAC INCORPORATED AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges



(In thousands)                            Three Months Ended March 31,
                                              2000           1999
                                          ----------------------------

Fixed charges:
  Interest expense                         $  4,866       $  3,608
  Rental expense deemed interest                129            119
                                            -------        -------
    Total fixed charges                    $  4,995       $  3,727
                                            =======        =======

Earnings before income tax                 $243,265       $202,897
Add back:
  Fixed charges                               4,995          3,727
                                            -------        -------
    Total earnings before income
     tax and fixed charges                  248,260        206,624

Adjustments:
  Realized gains/(losses)                    (2,456)        (4,590)
                                            -------        -------
    Total earnings before income
     tax and fixed charges and
     realized gains/(losses)               $250,716       $211,214
                                            =======        =======


    Earnings excluding realized
     gains/(losses) to fixed
     charges                                   50.2x          56.7x





















                                EXH 12.0-1